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                                                                    Exhibit 10.1

January 15, 2001

Mr. Costa John
1300 Clay Street, Suite 600
Oakland, CA  94612

Re:  Terms of Employment Offer with Mediaplex, Inc.

Dear Costa:

Mediaplex, Inc (the "Company" or "Employer"), is pleased to offer you the position described below. This letter sets forth the terms and conditions of your employment with the Company. The Employer hereby employs you and you hereby accept employment by the Employer, upon the terms and conditions set forth in this Agreement. Your first day of employment and the employment start date will be 1 January 2001.

I. Description of Employment Position and Responsibilities. You will serve in the position of Chief Operating Officer. By executing this agreement, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company's Board of Directors or Chief Executive Officer, or their designee. It is agreed that you will be responsible for the effective operation of the Company's, including its affiliates, internal processes, both within and across departments. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment, except insofar as this Agreement has modified such operating policies and practices of the Company.

II.  Employment Considerations.

2.1 At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and without notice subject to the provisions of Section 3.3 as stated herein.

2.2 Employment Eligibility. Your employment is contingent on your submission to the Company of satisfactory original documentation to verify your identity and eligibility for employment in the United States.

III.  Compensation.

3.1 Base Salary. In consideration of your services, effective 1 January 2001, you will be paid an annual base salary of $250,000 (Two Hundred Fifty Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company's standard payroll practices. The Base Salary will be reviewed by the Board of Directors, the Chief Executive Officer or their designee not less frequently than annually, and may be adjusted upward but not downward in the sole discretion of the Board of Directors.

3.2 Incentive Compensation. In addition to your base salary, you are entitled to earn up to a fifty percent (50%) bonus for your service as Chief Operating Officer determined as follows:

  a. Determining Factors. The bonus will be earned in the amounts set forth below upon achievement of certain specific Company milestones set out below which are to be renewed each year:

     i. Budget Achievement Target. Twenty percent (20%) for reducing the net loss before tax for the year ended 31 December 2001 to less than the net loss before tax for the year ended 31 December 2000.

     ii. Exceeding Established Budget Expectations. Five percent (5%), ten percent (10%), fifteen percent (15%) for reducing the net loss before tax for the year ended 31 December 2001 to five percent (5%), ten percent (10%), fifteen percent (15%) than the net loss before tax for the year ended 31 December 2000.

     iii. Stock Performance-Related Achievement. An additional cash bonus of up to fifteen percent (15%) of your Base Salary will be earned in the event of the Company's achievement of the following stock-related milestones in 2001. This cumulative fifteen percent (15%) bonus is to be divided in three five
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          percent (5%) increments as follows in the event the Company's ten day weighted average stock price at December 31, 2001 achieves: $10 (5% bonus); $15 (5% bonus) and $20 (5% bonus on the end of the year average weighted price.

  b. Payment Schedule. Your bonus pursuant to this Section 3.2 will be determined following each calendar year of the Company after the Effective Date, and a good faith estimate, if final determination has not yet been made, shall be paid on or before the last day of the first month following such calendar year, with the remainder by no later than 10 days following receipt by the Company of audited financial statements for the Company for the preceding year. The annual budget will be finalized and approved by the Board of Directors on or before the commencement of each fiscal year, failing which the budget for purposes of calculating the bonus in each year will be set at the prior year's operating expenses as a percentage of revenues multiplied by the Company's actual revenues in each year.

3.3 Termination for Other Than Cause. In the event that the Company elects to terminate you for other than "Cause" (as defined below), or if you are "Constructively Terminated" (as defined below), you will be you entitled to six
(6) months of paid salary as cash severance. This cash severance shall be paid by the Company, in one lump sum at the time of termination. You will be entitled to retain any Company notebook computer (after inspection by the Company for Company proprietary information), cell phone and related portable equipment used by you, although you will be fully responsible for any usage and service charges associated with such equipment effective from the date of your termination. You will receive the severance payments and benefits stated herein if the Employer terminates your employment upon your death or for any reason, or if you terminate your employment due to constructive termination, provided that you must first execute a full mutual release of any and all claims against the Employer which mutual release shall be in a form acceptable to the Employer.

  (i) Pursuant to this paragraph, the Employer will pay to you: (a) your Base Salary for six (6) months following the effective date of the termination, if the termination is effective on or before August 1, 2001; or (b) your Base Salary for twelve (12) months following the effective date of the termination, if the termination is effective on or after August 1, 2001 (collectively, the "Severance Payments").

  (ii) In addition, provided that you elect continued coverage under federal COBRA law as applicable, the Employer shall pay the full premiums for your group health and any life insurance, disability insurance, and other Company-provided health and welfare benefits, including coverage for your eligible dependents, and shall pay to you an amount equivalent to the standard 401 (k) matching contribution paid by the Employer to its employees earning the same base salary as your Base Salary in effect on the termination date for the time period provided in the preceding paragraph; provided, however, that the Company shall pay premiums for your eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination date. No premium payments will be made following the effective date of your coverage by a health insurance plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain such coverage at your own expense.

  Termination Not For Cause Or Constructive Termination: Acceleration Of Option. If the Employer terminates your employment without Cause or if you are "Constructively Terminated" (as defined below), the vesting of your Option shall be accelerated as provided herein, provided that you and the Employer execute an effective mutual release of claims substantially in the form attached hereto as Exhibit A, the final wording of which shall be determined by the Company (the "Release"). Pursuant to this paragraph, you shall receive accelerated vesting as follows:

  (a) if the termination of your employment is effective on or before 31 March 2001, you shall receive acceleration of vesting of fifty-percent (50%) of the unvested shares subject to the Option such that 50% of the Option is immediately exercisable;

  (b) if the termination of your employment is effective after 31 March 2001 and before 31 August 2001, you shall receive acceleration of vesting of seventy-five percent (75%) of the unvested shares subject to the Option such that 75% of the Option is immediately exercisable;
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  (c) if the termination of your employment is effective on or after 31 August
      2001, you shall receive acceleration of vesting of all unvested shares subject to the Option such that 100% of the Option is immediately exercisable.

  If you have received additional shares of common stock pursuant to the Additional Grant prior to the termination of your employment, you shall receive accelerated vesting of the unvested shares subject to the Additional Grant on the terms set forth in subparts (a), (b), and (c) of this Paragraph.

3.4  Termination for Cause.   In the event that the Company terminates your
employment for "Cause" (as defined below), you shall not be entitled to receive any severance benefits, including, without limitation, those benefits described in paragraph 3.3 above, or other compensation by the Company, except as to that portion of any unpaid salary, incentive bonus and other benefits earned by you up to and including the effective date of such termination and the ability to exercise the vested portion of your options in accordance with the terms of your Stock Option Agreement.

3.5 "Cause" Defined. "Cause" shall mean any one of the following: (i) your conviction (or plea of guilty or nolo contendere to) a felony, or committing an act of dishonesty or fraud of the misappropriation of Company property, (ii) your willful engagement in gross misconduct or willful neglect which are significantly and demonstrably injurious to the Company, (iii) your failure or refusal to perform duties of your position, such as a directive from the Company's Board of Directors, the company's Chief Executive Officer or your then supervisor (consistent with Section I hereof) which failure or refusal is not cured within sixty (60) days after you are notified in writing of the specific failure or refusal, (iv) your breach in any material respect the terms of this Agreement or the Intellectual Property Agreement (as defined below); provided that (except for those breaches which, by their nature, are incurable) this provision shall not include a breach substantially cured by you within fifteen
(15) days after written notice by the Company to you of the specific breach, or
(v) your commencement of employment with another employer while you are employed by the Company.

3.6 "Constructive Termination" Defined. "Constructive Termination" shall mean your voluntary termination, upon 30 days prior written notice to the Company, following:

  (i) a material (10% or more) reduction in your Base Salary as set forth in this Agreement (provided that any such reduction shall have no affect on the calculation of benefits or bonuses related to your termination), or a material reduction in the benefits afforded you by the Company, unless those benefits are reduced for other similarly situated employees at the same time; or

  (ii) a material reduction in job duties, responsibilities and requirements inconsistent with your position as set forth in this Agreement; provided, however, that (aa) a change in the corporate structure of the company, the company's reporting functions, or changes in titles which are not accompanied by a material reduction in day to day responsibilities and authority shall not be considered a "Constructive Termination"; (bb) a material reduction or change in duties solely by virtue of the company being acquired shall not constitute a "Constructive Termination" (e.g. when a certain employee or officer such as a COO remains as such following a change in control, with the same essential authority, job duties, responsibilities, as existed prior to the acquisition, but is not made the COO of the larger successor company); (cc) the employment of executive officers (such as a CFO) by the Company who may report directly to you, as Chief Operating Officer, and who may handle some of your duties or responsibilities under this Agreement shall not be considered a "Constructive Termination."

  (iii)in the event of; (a) the Employer's requirement that the Executive's primary business location be moved more than twenty (20) miles from San Francisco, California; (b) the Employer's absence of financial control or disclosure that violates statutory or regulatory law; (c) the Employer's illegal misconduct or other misconduct that violates statutory or regulatory law.

  (iv) Termination Upon Death or Disability. If your employment is terminated as a result of your Death or Disability (as defined below), the Company will pay you, (or in the event of your death, your designated beneficiary), your Base Salary through the remainder of the calendar month during which such termination is effective and for six consecutive months thereafter net of any Employer-paid disability insurance benefits
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       paid to you during such period, provided that you (or in the event of your death, your designated beneficiary) must first execute a full mutual release of any and all claims between you and the Company. For the purposes of this section, disability is defined as follows: you will be deemed to have a "disability" if, for physical or mental reasons, you are unable to perform the essential functions of your duties under this Agreement with or without reasonable accommodation for 120 consecutive days, or 180 days during any twelve-month period. The disability will be determined by a mutually agreeable medical doctor. You must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this section and you hereby authorize the disclosure and release to the Company (who shall treat such information in the strictest confidence) of such determination and all supporting medical records. If you are not legally competent, your legal guardian or duly authorized attorney-in-fact will act in your stead for the purposes of submitting you to the examinations, and providing the authorization and disclosure, required under this section.

3.7  No Disparagement.   During and following Executive's employment with the
Employer, neither the Executive nor the Employer and its directors, officers, agents and affiliates shall make any disparaging comments (oral or written) regarding the other. Any comments (oral or written) regarding any termination shall be approved in advance by the Executive and the Employer. Notwithstanding the foregoing, the Employer will not be required to obtain advance approval, and will respond accurately and fully to any question, inquiry or request for information, when required by law.

3.8 Voluntary Termination. In the event that you terminate your employment with the Company of your own volition and not as a result of circumstances described in Section 3.6 above, such termination will have the same consequences as a termination for Cause under Section 3.4 above. No compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans.

IV.  Additional Benefits.

4.1 Health Insurance/Vacation/Benefit Plans. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. You shall be entitled to four (4) weeks of paid personal time off ("PTO") per year; the terms and conditions of your benefits shall be in accordance with the Company's PTO policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

4.2 Reimbursed Expenses. The Company shall reimburse you for all reasonable and documented expenses incurred by you on behalf of the Company in the performance of your duties as COO, including reasonable expenses incurred to attend conventions and sponsorship events, costs for promotional expenses, and professional dues and subscriptions appropriate for your employment position. Any necessary air travel shall be coach for flights of two hours duration or less, and business class for flights of more than two hours duration. The Company shall additionally pay you an automobile and parking allowance of $500.00 per month.

4.3 Stock Options. Pursuant to Board approval, and under the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase one percent (1%) of the shares of common stock of the Company at the Effective Date. In addition, you will be have the opportunity to be granted up to an additional .5% (one half percent) of the common stock of the Company (such .5% as calculated on the Effective Date) (the "Additional Grant") upon the achievement of the certain specific milestones pursuant to the percentage ratios as determined in Section 3.2). (For example, 20% of the .5% of the Additional Grant shall be achieved upon the satisfaction of the criteria established by Section 3.2). Provided however, it is agreed that such potential Additional Grant, in contrast to the potential cash bonuses provided in Section 3.2, shall not be renewed each year. The Company Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.
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V.  Intellectual Property Rights/Confidential Information.

5.1 Valuable Trade Secrets. You agree that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement ("Intellectual Property Agreement") in the standard form utilized by the Company.

5.2 Additional Confidential Information. You agree to maintain the confidentiality of all elements of this Agreement, agreeing to an absolute prohibition on any disclosure or use of such information in any fashion, with the exception of discussions with your supervisor or myself, and the Company's Legal Department. As you are well aware the maintenance of confidentiality of this kind of information is critical to our organization.

VI.  Prohibition Against Theft of Trade Secrets.

6.1 You are aware of the requirements of the Uniform Trade Secrets Act and agree to abide by its terms.

VII.  Representations of Employee.  Employee represents that:

7.1 Execution of this Agreement and the Agreements contemplated herein (including the Intellectual Property Agreement), and performance of your obligations hereunder and thereunder, will not conflict with, or result in a violation of or breach of any other agreement to which you are a party or any judgment, order or decree to which you are subject.

VIII. Arbitration.

8.1 It is agreed that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement or your employment with Mediaplex shall be exclusively settled by arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the JAMS ENDISPUTE. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitration shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Mediaplex shall pay the full costs and expenses of such arbitration, and each of you and the Company shall separately pay their respective counsel fees and expenses.

8.2 At the request of either party hereto, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

8.3 The arbitrator(s) shall apply California law to the merits of any dispute, without reference to rules of conflicts of law.

8.4 The parties hereto agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the your covenants set forth in this Agreement. Accordingly, you agree that if you breach any provision of this Agreement, the Company will have available, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

8.5 The arbitration proceeding shall take place pursuant to the provisions of C.C.P. Section 1280 et seq. In particular, all rights of discovery are allowable under C.C.P. Sections 1282.6, 1283 and 1283.05.

8.6 I HAVE READ AND UNDERSTAND THIS SECTION 8, WHICH DISCUSSES ARBITRATION. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AGREE, EXCEPT AS SET FORTH IN SECTIONS 8.4 AND 8.5 ABOVE, TO SUBMIT ANY CLAIMS ARISING OUT OF ANY DISPUTE TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF MY RIGHTS TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
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IX.  General Provisions.

9.1 Governing Law. This Agreement will be governed by the laws of the State of California.

9.2 Entire Agreement. This Agreement, with the Annexes thereto, sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this Agreement. Any change to the at-will term of this Agreement must be executed in writing and signed by you and the Chief Executive Officer of the Company.

9.3 Successors/Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Confidential Information and Invention Assignment Agreement as soon as possible.

If you have any questions about this offer letter, please call me directly.

MEDIAPLEX, INC.



By: /s/ Greg Raifman
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Greg Raifman
Chief Executive Officer, Chairman of the Board

ACCEPTANCE:

I accept the terms of my employment with Mediaplex, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. Costa John

  /s/  Costa John
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  1/15/01
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Date